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VALESC HOLDINGS REPORTS IMPROVED SECOND QUARTER RESULTS



ADDISON, TEXAS, SEPTEMBER 3, 2003

Valesc Holdings Inc. (OTC Bulletin Board: VLSH - News) announced its second quarter results. The highlights are:

     1. Revenues increased 312% in the second quarter of 2003 versus the second quarter of 2002, and 289% in the first 6 months of 2003 versus 2002.

     2.   The company achieved a positive balance of shareholders' equity

     3. Net Losses decreased 27% in the second quarter of 2003 versus the second quarter of 2002, and 14% in the first six months of 2003 versus 2002.

     4. The company achieved a net increase in cash of $156,000 during the six month period.


These results are attributable to the positive impact of the company's acquisitions of Morris Medical and Dimension Distributing. These acquisitions, combined with the growth of the company's OJI Surgical subsidiary, are responsible for the 312% increase in the company's sales. These acquisitions have also expanded the company's total sales force to 15, expanded our geographic reach to include all of New England in addition to Oregon and North Texas, and increased the variety of products offered for sale.


Further information on the company's results can be found in the EDGAR database at www.sec.gov.

ABOUT VALESC HOLDINGS INC.
Valesc Holdings Inc. (OTC Bulletin Board: VLSH - News) is a holding company for the specialty medical products industry. Valesc profits through the growth and success of its subsidiary companies. Valesc seeks to play an important role in the healthcare community by bringing new and exciting product technologies and services to healthcare providers. Additional information can be found on our web site at www.valesc.com.

This document contains "forward-looking statements" concerning our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements, and no representation or warranty of any kind is given with respect to the accuracy of such information.